Exhibit 21.1

Subsidiaries of the Registrant

Addentax Group Corp. was incorporated in the State of Nevada on October 28, 2014. The company operates through its wholly owned subsidiaries.

Company name	Place/date of incorporation	Principal activities
Yingxi Industrial Chain Group Co., Ltd. (“Yingxi Seychelles”)	Seychelles / August 04, 2016	Investment holding

Yingxi Industrial Chain Investment Co.,Ltd. (“Yingxi HK”)	Hong Kong / July 28, 2016	Investment holding

Qianhai Yingxi Textile Garments Co., Ltd. (“WFOE”)	Guangdong Province, China /November 29, 2016	Investment holding

Shenzhen Qianhai Yingxi Industrial Chain Services Co., Ltd (“YX”)	Guangdong Province, China /January 29, 2016	Investment holding

Dongguan Heng Sheng Wei Garments Co., Ltd (“HSW”)	Guangdong Province, China /May 15, 2009	Garment Manufacturing Business

Dongguan Yushang Clothing Co., Ltd (“YS”)	Guangdong Province, China /July 03, 2019	Garment Manufacturing Business

Shenzhen Xin Kuai Jie Transportation Co., Ltd (“XKJ”)	Guangdong Province, China /September 28, 2001	Logistics Business

Shenzhen Yingxi Peng Fa Logistic Co., Ltd., (“PF”)	Guangdong Province, China /November 16, 2020	Logistics Business

Dongguan Aotesi Garments Co., Ltd.,. (“AOT”)	Guangdong Province, China /October 17, 2022	Garment Manufacturing Business

Dongguan Hongxiang Commercial Co., Ltd., (“HX”)	Guangdong Province, China /March 18, 2020	Property Management and Subleasing business